SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): February 15, 2001

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                        CROSS MEDIA MARKETING CORPORATION
             (Exact name of registrant as specified in its charter)




            Delaware                       0-25435                13-4042921
(State or other jurisdiction of    (Commission file number)    (I.R.S. employer
 incorporation or organization)                              identification no.)




         410 Park Avenue, Suite 830
             New York, New York                                     10022
  (Address of principal executive offices)                        (Zip code)


       Registrant's telephone number, including area code: (212) 752-2601

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Item 5.  Other Events.

Redemption/Conversion of Series C Convertible Preferred Shares

         Pursuant to an agreement among the Company and the holders (the "Holders") of all of the issued and outstanding shares of the Company's Series C Convertible Preferred Stock (the "Series C Shares"), on February 15, 2001 the Company redeemed an aggregate of 22,992 Series C Shares for an aggregate redemption price of $2,299,200 plus accrued and unpaid dividends through the redemption date of $122,300; the Holders converted all of the remaining Series C Shares into 3,946,250 shares of the Company's Common Stock (at a conversion price of $1.00 per share); and, in consideration of the agreement of the Holders to convert the Series C Shares (which would otherwise have been mandatorily redeemable by the Company in full on February 15, 2001), the Company agreed to issue to the Holders, pro rata in accordance with the number of Series C Shares converted by each of them, an aggregate of 666,400 additional shares of Common Stock. The Company will record a $900,000 non-cash dividend in the first quarter of 2001 reflecting the fair value of the 666,400 additional shares issued.

         The redemption of Series C Shares was funded in part through the issuance and sale by the Company in private placements of an aggregate of 1,500,000 shares of Common Stock at a price of $1.00 per share.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Cross Media Marketing Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2001                      CROSS MEDIA MARKETING CORPORATION


                                         By: /s/ Tim S. Ledwick
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                                            Name:  Tim S. Ledwick
                                            Title: Chief Financial Officer